Exhibit 5.1

[Simpson Thacher & Bartlett LLP Letterhead]

February 11, 2011

People’s United Financial, Inc.

850 Main Street

Bridgeport, Connecticut 06604

Ladies and Gentlemen:

We have acted as counsel to People’s United Financial, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by certain selling stockholders (the “Selling Shareholders”) of the Company of an aggregate of up to 144,400 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company. The Shares may be issued and delivered to the Selling Shareholders from time to time upon exercise of certain warrants, dated June 29, 2009 and July 27, 2009 (the “Warrants”), pursuant to and in accordance with the terms of such Warrants.

We have examined the Registration Statement and a form of share certificate representing Common Stock of the Company, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Shares are issued and delivered upon exercise of the Warrants and upon payment therefor in accordance with the terms of the Warrants, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP